Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-218742 and 333-214508) on Form S-8 of our reports dated July 27, 2022, with respect to the consolidated financial statements and financial statement schedule of Lamb Weston Holdings, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Seattle, Washington
July 27, 2022